Exhibit 5.1

OFSINK, LLC
230 Park Avenue, Suite 851
New York, New York 10169

November 3, 2014

Kraig Biocraft Laboratories, Inc.
120 North Washington Square, Suite 805
Lansing, MI 48933

Re:	Registration Statement on Form S-1 Registration for Resale of 110,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the “Company”), in connection with a registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of an aggregate of 110,000,000 shares (the “Shares”) of the Company’s Class A no par value per share common stock (the “Common Stock”) that are issuable to Calm Seas Capital, LLC, the selling shareholder under the Registration Statement (“Calm Seas Capital”).  The Shares are issuable to Calm Seas Capital pursuant to the Letter Agreement, dated October 2, 2014, by and between the Company and Calm Seas Capital (the “Letter Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, the Letter Agreement, and the corporate action of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates from officers of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have not verified any of those assumptions.

Based upon and subject to the foregoing, it is our opinion that the Shares to be sold by Calm Seas Capital, when issued and sold in accordance with and in the manner described in the Letter Agreement, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

By:	/s/ OFSINK, LLC
OFSINK, LLC